Exhibit 99.1

AMETEK Completes Acquisition of First Aviation Services

Berwyn, Pa., May 26, 2026 - AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of First Aviation Services, a leading provider of highly engineered defense and aviation maintenance, repair and overhaul (MRO) services and a manufacturer of related proprietary components.

“We are excited to welcome the First Aviation team to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “First Aviation is an excellent strategic fit with our existing MRO business, creating attractive opportunities for market expansion and added scale in support of mission-critical aerospace and defense applications. Their proprietary products and services nicely complement AMETEK’s capabilities and strengthen our position across attractive platforms.”

First Aviation’s MRO capabilities include advanced electronics, rotor blades and assemblies, propellers, landing gear, and flight controls. In addition, the company specializes in the design, engineering, and manufacturing of critical parts across a wide range of defense and aviation platforms.

First Aviation Services generates approximately $80 million in annual revenue and operates six centers of excellence throughout the U.S. They join AMETEK as part of its Electromechanical Group (EMG).

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247